UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 5, 2022

LFTD PARTNERS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52520	87-0479286
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

14155 Pine Island Drive, Jacksonville, FL		32224
(Address of principal executive offices)		(Zip Code)

847-915-2446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into a Material Definitive Agreement.

(a)Amendment of December 30, 2021 Agreement with Insiders

Merger Related Promissory Note

On February 24, 2020, we acquired Lifted Liquids, Inc. d/b/a Lifted Made (“Lifted”) as a wholly owned subsidiary for cash and stock paid to Lifted’s then owner Nicholas C. Warrender (“Warrender”). The $7,500,000 money component of the purchase consideration was paid to Warrender in the form of $3,750,000 in cash at closing and a $3,750,000 promissory note (“Note”). Over the past two years, we have paid down about half of the principal balance of the Note to a current balance of $1,833,334. As our business has developed, Warrender has been flexible and we have mutually agreed with Warrender from time to time to extend the maturity dates for payments toward the principal balance of the Note.

On July 5, 2022, we entered into a new agreement (“Acceleration Agreement”) with Warrender and others to accelerate the repayment of 75%, or $1,374,999, of the current $1,833,334 balance of the Note to on or before December 31, 2022 from the previously agreed upon installment dates in 2023 and 2024. Despite the acceleration of the foregoing payment dates, the final $458,335 Note principal installment payment will remain unchanged and due on or before December 31, 2024. The Acceleration Agreement contains a provision that if we raise $5,000,000 all unpaid principal balance due under the Note will be immediately paid to Warrender within two days.

Obligation to Purchase Headquarters Building

Toward the end of 2020, Warrender, through his assigned entity 95th Holdings, LLC, purchased a building located at 5511 95th Avenue in Kenosha, Wisconsin (“5511 Building”) that was immediately leased to us to conduct our expanded operations. The 5511 Building includes office, laboratory and warehouse space. As part of the lease agreement with 95th Holdings, LLC, the parties agreed that our wholly owned subsidiary Lifted would eventually purchase the 5511 Building. The purchase price for the 5511 Building was originally subject to variation based on a formula agreed upon by the parties. Pursuant to an agreement with Warrender on December 30, 2021, the parties agreed to set the purchase price for the 5511 Building at $1,375,000. Prior to the Acceleration Agreement, Lifted had an obligation to complete the purchase of the 5511 Building on or before December 31, 2022. Pursuant to the Acceleration Agreement, the deadline to purchase the 5511 Building has been extended by one year to December 31, 2023. In addition, the Acceleration Agreement contains a provision that if we raise $5,000,000, Lifted Liquids Inc. or our designee shall immediately purchase the Property from 95th Holdings, LLC at the agreed upon $1,375,000 purchase price.

The foregoing description of the terms of the Acceleration Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Acceleration Agreement, a copy of which is attached hereto as Exhibit 10.70.

(b)Sublease For Commuter Employees

On July 6, 2022, our wholly owned subsidiary Lifted entered into a sublease for office space in Chicago, Illinois located at 2701-09 West Fulton PH, Chicago, Illinois 60612. The sublease costs $3,000 per month, plus supplemental lease related charges such as real estate taxes and common expenses of the property that we anticipate will be commercially typical costs. The sublease is retroactively effective as of June 1, 2022 and for a five-month term that extends to through October 31, 2022. The purpose of the sublease is to make available office space for the members of Lifted Made's sales team who live in Chicago. These salespeople were spending significant time in their cars commuting from Chicago to Kenosha.

The sublessor is one of our affiliates, Bill McLaughlin, Lifted’s Chief Strategy Officer. The sublease is structured so that Mr. McLaughlin's lease payment obligations to the landlord are passed on to Lifted on a dollar-for-dollar basis, such that Mr. McLaughlin does not realize a cashflow profit or loss from the sublease.

The foregoing description of the terms of the Commercial Sublease does not purport to be complete and is qualified in its entirety by reference to the full text of the Commercial Sublease, a copy of which is attached hereto as Exhibit 10.71.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion contained in “Item 1.01 Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.70	Acceleration Agreement

Exhibit 10.71	Commercial Sublease

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

LFTD PARTNERS INC..

/s/ Gerard M. Jacobs
Gerard M. Jacobs
Chief Executive Officer

Dated:  July 7, 2022